Exhibit 99.1

Emerge Energy Services Announces First Quarter 2017 Results

Fort Worth, Texas — May 3, 2017 — Emerge Energy Services LP (“Emerge Energy”) today announced first quarter 2017 financial and operating results.

Highlights

•	Volumes sold increased 51.5% from 826,000 tons in the fourth quarter of 2016 to 1,251,000 tons in the first quarter of 2017.

•	Net loss improved $9.4 million from $(20.8) million for the fourth quarter of 2016 to $(11.4) million for the first quarter of 2017.

•	Adjusted EBITDA improved $10.7 million from $(10.6) million for the fourth quarter of 2016 to $68 thousand for the first quarter of 2017.

•	On April 12, 2017, we completed the acquisition of Osburn Materials, a local sand producer based outside of San Antonio Texas, for $20 million.

Overview

Emerge Energy reported net loss of $(11.4) million, or $(0.38) per diluted unit, for the three months ended March 31, 2017.  For that same period, Emerge Energy reported Adjusted EBITDA of $0.1 million and Distributable Cash Flow of $(4.2) million.  Net loss, net loss per diluted unit and Adjusted EBITDA for the three months ended March 31, 2016, were $(34.2) million, $(1.41) per diluted unit and $(9.5) million, respectively.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge Energy uses to assess its performance on an ongoing basis.
The results of operations of the Fuel business have been classified as discontinued operations for all periods presented and we now operate our continuing business in a single sand segment.
On April 12, 2017, we completed the closing of a transaction to acquire Osburn Materials, a local sand producer based outside of San Antonio Texas, for $20 million. The transaction was funded with a new $40 million term loan, and the remaining proceeds after transaction fees and expenses were applied towards a pay down on the outstanding balance of the revolving credit facility.
Osburn Materials is located approximately 25 miles south of San Antonio, Texas and currently produces and sells sand and construction materials but does not serve the energy markets. The mine has over 80 million tons of sand reserves, according to internal estimates, and we will upgrade the existing operations for a conversion into frac sand sales. The sand reserves, which consist mostly of 40/70 and 100 mesh, meet API specifications for all grades.
We will not make a cash distribution on our common units for the three months ended March 31, 2017 as we are restricted from making distributions to our common unitholders under our amended credit agreement and we did not generate available cash to distribute for the three months ended March 31, 2017.
“The first quarter of 2017 marked an inflection point for the frac sand industry and Emerge Energy, and we expect this strong momentum to continue throughout 2017,” said Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy. “Completion activity for the onshore oil and gas markets continues to strengthen across North America. Supply and demand tightened quickly, allowing prices to rise back towards more sustainable levels, and prices are continuing to rise in the second quarter. Our volumes increased by 51.5% sequentially to 1.251 million tons, which reflected a record quarter and another period of substantial market share gains for Emerge Energy. We also achieved our goal of hitting breakeven Adjusted EBITDA by generating positive $68 thousand, an improvement of $10.7 million sequentially. As announced two weeks ago in April, we closed the exciting acquisition of Osburn Materials to bolster our presence in local sands. We are now in a stronger position to take advantage of the current upswing in the market.”

Conference Call

Emerge Energy will host its 2017 first quarter results conference call on Wednesday, May 3, 2017 at 9:00 a.m. CT.  Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (855) 850-4275 or (720) 634-2898 and entering pass code 4351733.  An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section.  A replay will be available by audio webcast and teleconference for seven days following the conclusion of the call. The replay teleconference will be available by dialing (855) 859-2056 or (404) 537-3406 and the reservation number 4351733.
Operating Results

The following table summarizes Emerge Energy’s consolidated operating results for the three months ended March 31, 2017 and 2016 and three months ended December 31, 2016:

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

	($ in thousands)
Revenues	$75,344	$42,619	$29,670
Operating expenses
Cost of goods sold (excluding depreciation, depletion and amortization)	72,311	51,263	43,790
Depreciation, depletion and amortization	4,656	4,662	4,907
Selling, general and administrative expenses	5,878	5,020	6,775
Contract and project terminations	—	—	4,026
Total operating expenses	82,845	60,945	59,498
Operating income (loss)	(7,501)	(18,326)	(29,828)
Other expense (income)
Interest expense, net	3,198	3,448	4,594
Other	691	(885)	(1)
Total other expense	3,889	2,563	4,593
Income (loss) from continuing operations before provision for income taxes	(11,390)	(20,889)	(34,421)
Provision (benefit) for income taxes	—	(220)	20
Net income (loss) from continuing operations	(11,390)	(20,669)	(34,441)
Income (loss) from discontinued operations, net of taxes	—	(106)	226
Net income (loss)	$(11,390)	$(20,775)	$(34,215)
Adjusted EBITDA (a)	$68	$(10,648)	$(9,513)
Adjusted EBITDA from Continuing operations (a)	$68	$(10,543)	$(12,982)

Volume of sand sold (tons in thousands)	1,251	826	439

Volume of sand produced (tons in thousands):
Arland, Wisconsin facility	368	165	—
Barron, Wisconsin facility	532	494	320
New Auburn, Wisconsin facility	317	162	169
Kosse, Texas facility	65	53	17
Total volume of sand produced	1,282	874	506
(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income and cash flows.
Net loss and Adjusted EBITDA from continuing operations improved in the first quarter of 2017 compared to the fourth quarter of 2016. This improvement was due to an increase in total volumes sold and higher sales prices. This was offset by higher production costs on a per ton bases due to costs incurred to start the wet plants back up from the winter months and expense incurred to pull railcars out of storage to meet additional volumes.
Net loss and Adjusted EBITDA improved for continuing operations for the first quarter of 2017, compared to same quarter in 2016 mainly due to an increase in total volumes sold and higher sales prices.

Capital Expenditures

For the three months ended March 31, 2017, Emerge Energy’s capital expenditures totaled $1.4 million.  This includes approximately $939 thousand of maintenance capital expenditures.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.  Emerge Energy operates its Sand business through its subsidiary Superior Silica Sands LLC. Emerge Energy also processed transmix, distributed refined motor fuels, operated bulk motor fuel storage terminals, and provided complementary fuel services through its fuel division which was sold on August 31, 2016.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Investor Relations
(817) 618-4020

EMERGE ENERGY SERVICES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per unit data)

	Three Months Ended March 31,
	2017	2016
Revenues	$75,344	$29,670
Operating expenses:
Cost of goods sold (excluding depreciation, depletion and amortization)	72,311	43,790
Depreciation, depletion and amortization	4,656	4,907
Selling, general and administrative expenses	5,878	6,775
Contract and project terminations	—	4,026
Total operating expenses	82,845	59,498
Operating income (loss)	(7,501)	(29,828)

Other expense (income):
Interest expense, net	3,198	4,594
Other	691	(1)
Total other expense	3,889	4,593
Income (loss) from continuing operations before provision for income taxes	(11,390)	(34,421)
Provision (benefit) for income taxes	—	20
Net income (loss) from continuing operations	(11,390)	(34,441)
Income (loss) from discontinued operations, net of taxes	—	226
Net income (loss)	$(11,390)	$(34,215)

Basic and diluted earnings (loss) per unit:
Earnings (loss) per common unit from continuing operations	$(0.38)	$(1.42)
Earnings (loss) per common unit from discontinued operations	—	0.01
Basic and diluted earnings (loss) per common unit	$(0.38)	$(1.41)

Weighted average number of common units outstanding - basic and diluted	30,061,022	24,121,222

Adjusted EBITDA and Distributable Cash Flow

We calculate Adjusted EBITDA, a non-GAAP measure, in accordance with our current Credit Agreement as: net income (loss) plus consolidated interest expense (net of interest income), income tax expense, depreciation, depletion and amortization expense, non-cash charges and losses that are unusual or non-recurring less income tax benefits and gains that are unusual or non-recurring and other adjustments allowable under our existing credit agreement. We report Adjusted EBITDA to our lenders under our revolving credit facility in determining our compliance with certain financial covenants. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following tables reconcile net income (loss) to Adjusted EBITDA for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016:

	Three Months Ended March 31,						Three Months Ended December 31, 2016
	2017	2016	2017	2016	2017	2016

	Continuing		Discontinued		Consolidated (a)		Continuing	Discontinued	Consolidated (a)

	($ in thousands)
Net income (loss)	$(11,390)	$(34,441)	$—	$226	$(11,390)	$(34,215)	$(20,669)	$(106)	$(20,775)
Interest expense, net	3,198	4,594	—	597	3,198	5,191	3,448	—	3,448
Depreciation, depletion and amortization	4,656	4,907	—	2,354	4,656	7,261	4,662	—	4,662
Provision for income taxes	—	20	—	6	—	26	(220)	—	(220)
EBITDA	(3,536)	(24,920)	—	3,183	(3,536)	(21,737)	(12,779)	(106)	(12,885)
Equity-based compensation expense	347	237	—	103	347	340	251	—	251
Write down of sand inventory	—	5,394	—	—	—	5,394	—	—	—
Contract and project terminations	—	4,026	—	—	—	4,026	—	—	—
Provision for doubtful accounts	—	1,672	—	36	—	1,708	4	—	4
Accretion expense	29	29	—	—	29	29	30	—	30
Retirement of assets	(6)	—	—	—	(6)	—	350	—	350
Reduction in force	—	76	—	—	—	76	—	—	—
Other state and local taxes	424	469	—	147	424	616	389	1	390
Permitted acquisition transaction expenses	213	—	—	—	213	—	—	—	—
Non-cash deferred lease expense	1,901	—	—	—	1,901	—	2,079	—	2,079
Unrealized loss on fair value of warrant	696	—	—	—	696	—	(885)	—	(885)
Non-capitalized cost of private placement	—	—	—	—	—	—	17	—	17
Gain on sale of discontinued operations, net of tax	—	—	—	—	—	—	1	—	1
Other adjustments allowable under our existing credit agreement	—	35	—	—	—	35	—	—	—
Adjusted EBITDA	$68	$(12,982)	$—	$3,469	$68	$(9,513)	$(10,543)	$(105)	$(10,648)

(a) Consolidated numbers for Interest expense, net, Provision for income taxes, Depreciation, depletion and amortization, Equity-based compensation expense, Provision for doubtful accounts and Loss (gain) on disposal of assets include discontinued operations.
The following table reconciles Consolidated Adjusted EBITDA to our operating cash flows for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016:

	Three Months Ended,
	March 31, 2017	December 31, 2016	March 31, 2016

	($ in thousands)

Adjusted EBITDA	$68	$(10,648)	$(9,513)
Non-cash interest expense, net	(2,684)	(3,001)	(4,642)
Non-cash income tax expense	(424)	(170)	(642)
Contract and project terminations - non-cash	—	(3)	(25)
Reduction in force	—	—	(76)
Write-down of sand inventory	—	—	(5,394)
Other adjustments allowable under our existing credit agreement	—	(1)	(35)
Permitted acquisition transaction expenses	(213)	—	—
Non-cash deferred lease expense	(1,901)	(2,079)	—
Change in other operating assets and liabilities	(7,785)	(3,589)	18,036
Cash flows from operating activities:	$(12,939)	$(19,491)	$(2,291)

Cash flows from investing activities:	$(1,392)	$(1,263)	$(4,913)

Cash flows from financing activities:	$16,426	$20,753	$(2,305)

We define Distributable Cash Flow generally as net income plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures. In addition, our Board of Directors utilizes reserves for future capital expenditures, compliance with law or debt agreements, and to provide funds for distributions to unitholders in respect to any one or more of the next four quarters. Distributable Cash Flow does not reflect changes in working capital balances. The following table (in thousands) reconciles net income to Distributable Cash Flow:

Three Months Ended March 31, 2017

Net income (loss)	$(11,390)

Add (less) reconciling items:
Add depreciation, depletion and amortization expense	4,656
Add non-cash deferred lease expense	1,901
Add unrealized loss on fair value of warrants	696
Add amortization of deferred financing costs	663
Add equity-based compensation, net	347
Add accretion expense	29
Less gain on disposal	(6)
Less income tax expense accrued net of payments	(15)
Less unrealized gain on fair value of interest rate swaps	(149)
Less maintenance capital expenditures	(939)
Distributable cash flow	$(4,207)